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 FORM 4                                                  OMB APPROVAL
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----- Check this box if no longer               OMB Number:       3235-0287
      subject to Section 16. Form 4             Expires: January 31, 2005
----- or Form 5 obligations may                 Estimated average burden
      continue. SEE Instruction 1(b).           hours per response .... 0.5
                                                -----------------------------

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

- ---------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Augusta Management, L.L.C.
----------------------------------------------------
   (Last)           (First)            (Middle)

   c/o CIBC World Markets Corp.
   622 Third Avenue
----------------------------------------------------
                   (Street)

   New York            NY                   10017
-----------------------------------------------------
   (City)          (State)             (Zip)

- ---------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

    Augusta Partners, L.P. (no ticker symbol)
- ---------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

- ---------------------------------------------------------------------------

4. Statement for Month/Day/Year

   12/31/99
- ---------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)

- ---------------------------------------------------------------------------

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [X] Other (specify below)
       Investment Adviser
- ---------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

- ---------------------------------------------------------------------------

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED
----------------------------------------------------------------------------
1. Title of   2. Trans-   2A. Deemed   3. Trans-   4. Securities Acquired
   Security      action       Execution   action      (A) or Disposed of (D)
   (Instr. 3)    Date         Date, if    Code        (Instr. 3, 4 and 5)
                 (Month/      any (Month/ (Instr. 8)  ----------------------
                 Day/         Day/        ----------  Amount  (A) or   Price
                 Year)        Year)        Code   V           (D)


----------------------------------------------------------------------------
----------------------------------------------------------------------------
Augusta Partners,
L.P., Limited
Partnership
Interests         12/31/99                     S       $95,485     D
----------------------------------------------------------------------------

5. Amount of         6. Ownership          7. Nature of
   Securities           Form: Direct          Indirect
   Beneficially         (D) or Indirect       Beneficial
   Owned following      (I) (Instr. 4)        Ownership
   Reported                                   (Instr. 4)
   Transactions
   (Instr. 3
     and 4)
----------------------------------------------------------------------------
   $981,894(1)            D
----------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE Instruction
4(b)(v).



TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------------------------------------------------------------------
1. Title of Derivative  2. Conver-  3. Transac-  4. Transac-  5. Number of
   Security (Instr. 3)     sion or     tion Date    tion Code    Derivative
                           Exercise    (Month/      (Instr. 8)   Securities
                           Price of    Day/        ------------  Acquired (A)
                           Deriv-      Year)         Code  V     or Disposed
                           ative                                 of (D) (Instr.
                           Security                              3, 4, and 5)
                                                                 -------------
                                                                  (A)     (D)
----------------------------------------------------------------------------
----------------------------------------------------------------------------
6. Date Exer-      7. Title and Amount      8. Price of
   cisable and        of Underlying            Derivative
   Expiration Date    Securities               Security
   (Month/Day/        (Instr. 3 and 4)         (Instr. 5)
   Year)              -------------------
-----------------            Amount or
Date     Expira-      Title  Number of
Exer-    tion                Shares
cisable  Date
----------------------------------------------------------------------------
----------------------------------------------------------------------------

----------------------------------------------------------------------------
9. Number of          10. Ownership            11. Nature of
   Derivative             Form of                  Indirect
   Securities             Derivative               Beneficial
   Beneficially           Security:                Ownership
   Owned at               Direct (D) or            (Instr. 4)
   End of Month           Indirect (I)
   (Instr. 4)             (Instr. 4)
----------------------------------------------------------------------------
----------------------------------------------------------------------------

----------------------------------------------------------------------------


Explanation of Responses
(1) Following the withdrawal, as of January 1, 2000, Augusta Management, L.L.C. owned 0.50% of the Limited Partnership Interests of Augusta Partners, L.P.

* If the form is filed by more than one reporting person, SEE Instruction
4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

                                 AUGUSTA MANAGEMENT, L.L.C.

                                 BY:  CIBC WORLD MARKETS CORP.,
                                      MANAGING MEMBER

                                 BY:      /s/ Howard M. Singer         3/26/03
                                 ---------------------------------     --------
                                 Name:  Howard M. Singer                 Date
                                 Title: Managing Director